Ex. 99.28(h)(3)(iii)

Amendment to Amended and Restated

Contract Owner Information Agreement

This Amendment to the Amended and Restated Contract Owner Information Agreement dated April 1, 2016, as amended (the “Agreement”), is by and among JNL Series Trust, JNL Variable Fund LLC, JNL Investors Series Trust, and Jackson Variable Series Trust (“collectively referred to as the “Funds”), Jackson National Asset Management, LLC (“JNAM”), and Jackson National Life Insurance Company (“Jackson”), and the Separate Accounts (the “Accounts”) sponsored Jackson, identified on the signature page of this Amendment.

Whereas, the Funds, JNAM, and Jackson and the Accounts (the “Parties”) have entered into the Agreement by which the Funds delegate to JNAM and Jackson the performance of certain functions related to the monitoring of frequent trading, pursuant to the requirements of Rule 22c-2 under the 1940 Act, as amended.

Whereas, pursuant to a reorganization of each series of JNL Variable Fund LLC, and each series of Jackson Variable Series Trust into certain series of JNL Series Trust, JNL Variable Fund LLC, and Jackson Variable Series Trust will no longer need to be a respective party to the Agreement.

Whereas, the Parties have agreed to amend the Agreement to remove JNL Variable Fund LLC, and Jackson Variable Series Trust, each as a party, effective April 27, 2020.

Now, Therefore, the Parties hereto agree to amend the Agreement as follows:

1)       JNL Variable Fund LLC, and Jackson Variable Series Trust are each hereby removed as a party to the Agreement, effective April 27, 2020.

2)       Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)       This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

In Witness Whereof, the Parties hereto have caused this Amendment to be executed, effective April 27, 2020. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

JNL Series Trust JNL Variable Fund LLC JNL Investors Series Trust Jackson Variable Series Trust		Jackson National Life Insurance Company (and the Jackson National Separate Accounts I, II, III, IV and V)

By:	/s/ Kristen K. Leeman	By:	/s/ Kristan L. Richardson
Name:	Kristen K. Leeman	Name:	Kristan L. Richardson
Title:	Assistant Secretary	Title:	Assistant Vice President and
Assistant Secretary
Jackson National Asset Management, LLC

By:	/s/ Susan S. Rhee
Name:	Susan S. Rhee
Title:	Senior Vice President and General Counsel